Exhibit 21.1

SUBSIDIARIES OF WHOLE FOODS MARKET, INC.

Name	State or Jurisdiction of Incorporation or Organization
Allegro Coffee Company	Colorado
Fresh & Wild Holding Limited	England and Wales
Fresh & Wild Limited	England and Wales
Freshlands Holdings Limited	England and Wales
Freshlands Limited	England and Wales
Mrs. Gooch’s Natural Food Markets, Inc.	California
Nature’s Heartland, Inc.	Massachusetts
The Sourdough, A European Bakery, Inc.	Texas
WFM Beverage Corp.	Texas
WFM Beverage Holding Company	Texas
WFM Cobb Property Investments, LLC	Delaware
WFM Gift Card, Inc.	Nevada
WFM IP Investments, Inc.	Delaware
WFM IP Management, Inc.	Delaware
WFM Nevada, Inc.	Delaware
WFM Private Label Management, Inc.	Delaware
WFM Private Label, L.P.	Delaware
WFM Procurement Investments, Inc.	Delaware
WFM Properties Brooklyn, LLC	Delaware
WFM Properties Cheshire, LLC	Delaware
WFM Properties Holdings, Inc.	Delaware
WFM Properties Investments, Inc.	Delaware
WFM Properties Management, Inc.	Delaware
WFM Properties, Inc.	Delaware
WFM Properties, L.P.	Texas
WFM Purchasing Management, Inc.	Delaware
WFM Purchasing, L.P.	Delaware
WFM Select Fish, Inc.	Delaware
Whole Food Company, Inc.	Louisiana
Whole Foods Market Brand 365, LLC	California
Whole Foods Market California, Inc.	California
Whole Foods Market Canada, Inc.	Canada
Whole Foods Market Distribution, Inc.	Delaware
Whole Foods Market Finance, Inc.	Delaware
Whole Foods Market Group, Inc.	Delaware
Whole Foods Market IP, L.P.	Delaware
Whole Foods Market Procurement, Inc.	Delaware
Whole Foods Market Services, Inc.	Delaware
Whole Foods Market Southwest I, Inc.	Delaware
Whole Foods Market Southwest Investments, Inc.	Delaware
Whole Foods Market Southwest, L.P.	Texas
Yellow Frames Limited	England and Wales

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